Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

WILDWOOD ASSOCIATES

AND

WELLS OPERATING PARTNERSHIP II, L.P.

BUILDINGS 2500, 4100/4300 AND 4200

WILDWOOD OFFICE PARK

ATLANTA, GEORGIA

August 20, 2004

Table of Contents

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. PURCHASE AND SALE		9
2.1.	Agreement to Sell and Purchase the Properties	9
2.2.	Permitted Exceptions	9
2.3.	Earnest Money	9
2.4.	Purchase Price	9
2.5.	Loans	10
2.6.	Independent Contract Consideration	11
2.7.	Closing	11

ARTICLE 3. PURCHASER’S INSPECTION AND REVIEW RIGHTS		11
3.1.	Due Diligence Inspections	11
3.2.	Deliveries to Purchaser by Seller; Purchaser’s Access to Property Records of Seller	13
3.3.	Condition of the Properties	14
3.4.	Title and Survey	17
3.5.	Service Contracts	18
3.6.	Termination of Agreement	19
3.7.	Confidentiality	19

ARTICLE 4. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS		20
4.1.	Representations and Warranties of Seller	20
4.2.	Knowledge Defined	24
4.3.	Covenants and Agreements of Seller	24
4.4.	Representations and Warranties of Purchaser	25
4.5.	Covenants and Agreements of Purchaser	26

ARTICLE 5. CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS		28
5.1.	Seller’s Closing Deliveries	28
5.2.	Purchaser’s Closing Deliveries	30
5.3.	Closing Costs	31
5.4.	Prorations and Credits	32

ARTICLE 6. CONDITIONS TO CLOSING		34
6.1.	Conditions Precedent to Purchaser’s Obligations	34
6.2.	Conditions Precedent to Seller’s Obligations	36

ARTICLE 7. CASUALTY AND CONDEMNATION		36
7.1.	Casualty	36
7.2.	Condemnation	37

ARTICLE 8. DEFAULT AND REMEDIES		39
8.1.	Purchaser’s Default	39

ARTICLE 9. ASSIGNMENT		40
9.1.	Assignment	40

ARTICLE 10. BROKERAGE COMMISSIONS		40
10.1.	Broker	40

ARTICLE 11. INDEMNIFICATION		41
11.1.	Indemnification by Seller	41
11.2.	Indemnification by Purchaser	41
11.3.	Limitations on Indemnification	41
11.4.	Survival	42
11.5.	Indemnification as Sole Remedy	42

ARTICLE 12. MISCELLANEOUS		42
12.1.	Notices	42
12.2	Possession	43
12.3	Time Periods	43
12.4	Publicity	43
12.5	Discharge of Obligations	44
12.6	Severability	44
12.7	Construction	44
12.8	Sale Notification Letters	44
12.9	Access to Records Following Closing	44
12.10	Submission to Jurisdiction	44
12.11	General Provisions	45
12.12	Attorney’s Fees	45
12.13	Counterparts	45
12.14	Effective Agreement	45

ii

SCHEDULE OF EXHIBITS

Reference
Exhibit “A-1”	Description of Land	pp. 1-2

Exhibit “B”	List of Personal Property	pp. 6-7

Exhibit “B-1”	List of Property Excluded from Personal Property	p. 7

Exhibit “C”	List of Existing Commission Agreements	p. 3 & § 4.1(g)

Exhibit “D”	Form of Escrow Agreement	p. 3

Exhibit “E”	List of Existing Environmental Reports	p. 3

Exhibit “F”	List of Existing Surveys	p. 4

Exhibit “G”	List of Leases	p. 5 & § 4.1(e)

Exhibit “H”	List of Loan Documents	§ 3.2(a)(vii) & § 4.1(i)

Exhibit “I”	Title Exceptions	p. 6 & § 3.2(a)(vii)

Exhibit “J”	Exception Schedule	§ 4.1(d) & § 4.1(l)

Exhibit “K”	List of Service Contracts	p. 8

Exhibit “L-1”	Form of Tenant Estoppel Certificate	p. 8, § 4.3(e) & § 6.1(c)

Exhibit “M”	Form of Master Declaration Estoppel Certificate	§ 4.3(f)

Exhibit “N”	Letter	§ 4.3(h)

Exhibit “O”	Property Tax Appeals	§ 4.1(k)

Exhibit “P”	Unpaid Tenant Inducement Costs and Leasing Commissions	§ 4.1(g) & § 4.1(r)

Exhibit “Q”	INTENTIONALLY OMITTED

Exhibit “R”	INTENTIONALLY OMITTED

Exhibit “S”	Seller Benefited Property	§ 4.5(a)

Exhibit “T”	Cousins Benefited Property	§ 4.5(b), (c) and (d)

Exhibit “U”	2300 Windy Ridge Parkway Covenant	§ 5.1(a)

Schedule of Exhibits

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1-A	Form of Limited Warranty Deed

Schedule 2	Form of Assignment and Assumption of Leases and Security Deposits and Leasing Commission Obligations arising after Closing

Schedule 3	Form of Bill of Sale to Personal Property

Schedule 4	INTENTIONALLY OMITTED

Schedule 5	INTENTIONALLY OMITTED

Schedule 6	Form of Assignment and Assumption of Service Contracts

Schedule 7	Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 8	Form of Seller’s Affidavit (for Purchaser’s Title Insurance Purposes)

Schedule 9	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 10	Form of Seller’s FIRPTA Affidavit

Schedule 11	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

Schedule 12	Form of Purchaser’s Affidavit as to Broker’s Liens

PURCHASE AND SALE AGREEMENT

BUILDINGS 2500, 4100/4300 AND 4200

WILDWOOD OFFICE PARK

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into this 20th day of August 2004, by and among WILDWOOD ASSOCIATES, a Georgia general partnership (“Seller”) whose sole general partners are Cousins Properties Incorporated and International Business Machines Corporation, and WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership (“Purchaser”).

W I T N E S E T H:

WHEREAS, Seller desires to sell certain improved real property commonly known as “2500 Windy Ridge Parkway” located at 2500 Windy Ridge Parkway, Atlanta, Cobb County, Georgia, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, Seller desires to sell certain improved real property commonly known as “4100/4300 Wildwood Parkway” located at 4100/4300 Wildwood Parkway, Atlanta, Cobb County, Georgia, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, Seller desires to sell certain improved real property commonly known as “4200 Wildwood Parkway” located at 4200 Wildwood Parkway, Atlanta, Cobb County, Georgia, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:

“2500 Windy Ridge Parkway” shall mean the improved real property commonly known as 2500 Windy Ridge Parkway, Atlanta, Cobb County, Georgia, together with certain related personal and intangible property, being the Land identified as 2500 Windy Ridge Parkway on

EXHIBIT “A - 1” attached hereto, together with the related Improvements, the Personal Property, the Intangible Property and all right, title and interest of Seller as “landlord” or “lessor” in and to the Leases, any guaranties of the Leases and the Security Deposits, with respect to such Land and Improvements.

“4100/4300 Wildwood Parkway” shall mean the improved real property commonly known as 4100/4300 Wildwood Parkway, Atlanta, Cobb County, Georgia, together with certain related personal and intangible property, being the Land identified as 4100/4300 Wildwood Parkway on EXHIBIT “A-1” attached hereto, together with the related Improvements, Personal Property, and Intangible Property, and all right, title and interest of Seller as “landlord” or “lessor” in and to the Leases, any guaranties of the Leases and the Security Deposits, with respect to such Land and Improvements.

“4200 Wildwood Parkway” shall mean the improved real property commonly known as 4200 Wildwood Parkway, Atlanta, Cobb County, Georgia, together with certain related personal and intangible property, being the Land identified as 4200 Wildwood Parkway on EXHIBIT “A-1” attached hereto, together with the related Improvements, Personal Property, and Intangible Property, and all right, title and interest of Seller as “landlord” or “lessor” in and to the Leases, any guaranties of the Leases and the Security Deposits, with respect to such Land and Improvements.

“Assignment and Assumption of Leases” shall mean the form of assignment and assumption of Leases and Security Deposits and obligations under the Commission Agreements to be executed and delivered by Purchaser and Seller as to the Leases, Security Deposits and Commission Agreements, at the Closing in the form attached hereto as SCHEDULE 2.

“Assignment and Assumption of Service Contracts” shall mean the form of assignment and assumption of the Service Contracts to be executed and delivered by Purchaser and Seller as to the Service Contracts, at the Closing in the form attached hereto as SCHEDULE 6.

“Associates Improvements” shall mean all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land.

“Associates Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land and Improvements, including without limitation, the rights and interests, if any, of Seller in and to the following (to the extent assignable): (i) the names “2500 Windy Ridge Parkway”, “4100/4300 Wildwood Parkway”, and “4200 Wildwood Parkway”, (ii) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (iii) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (iv) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements; and (v) all of the right, title and interest of Seller in and to all assignable Service Contracts that Purchaser agrees to assume (or is deemed to have agreed to assume).

“Associates Land” shall mean those certain tracts or parcels of real property located in Cobb County, Georgia, which are more particularly identified on EXHIBIT “A-1” attached hereto as 2500 Windy Ridge Parkway, 4100/4300 Wildwood Parkway, or 4200 Wildwood Parkway, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Associates Lands” shall mean, collectively, those certain tracts or parcels of real property located in Cobb County, Georgia, which are more particularly identified on EXHIBIT “A-1” attached hereto as 2500 Windy Ridge Parkway, 4100/4300 Wildwood Parkway, and 4200 Wildwood Parkway, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Associates Personal Property” shall mean all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any computer software which either is licensed to Seller or Seller deems proprietary), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, as generally described on EXHIBIT “B” attached hereto and made a part hereof, and all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans for the Properties, internal analyses, information regarding the marketing of the Properties for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s property manager which Seller deems proprietary) relating to the Land and Improvements; provided, however, the property described on EXHIBIT “B-1” attached hereto and made a part hereof is expressly excluded from the definition of Personal Property. The Personal Property does not include any property owned by tenants, contractors or licensees, and shall be conveyed by Seller to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.

“Associates Property” shall mean and refer to any Land, together with the items set forth in Section 2.1(b), (c), (d) and (e) hereof with respect to such Land.

“Associates Properties” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Basket Limitation” shall mean an amount equal to $25,000.00;

“Bill of Sale” shall mean the form of bills of sale to the Personal Property to be executed and delivered to Purchaser by Seller as to the Personal Property, at the Closing in the form attached hereto as SCHEDULE 3.

“Broker” shall have the meaning ascribed thereto in Section 10.1 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Georgia are authorized by law or executive action to close.

“Cap Limitation” shall mean an amount equal to $2,000,000.00.

“Closing” shall mean the consummation of the purchase and sale of the Properties pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to this Agreement.

“Commission Agreements” shall have the meaning ascribed thereto in Section 4.1(g) hereof, and such agreements are more particularly described on EXHIBIT “C” attached hereto and made a part hereof.

“Cousins Benefited Property” shall mean the property of Cousins Properties Incorporated described on EXHIBIT “T” attached hereto and made a part hereof

“Due Diligence Material” shall have the meaning ascribed thereto in Section 3.7 hereof.

“Earnest Money” shall mean the Initial Earnest Money, together with all interest which accrues thereon as provided in Section 2.3(b) hereof and in the Escrow Agreement.

“Effective Date” shall mean the last date upon which the following shall have occurred: (a) Purchaser and Seller shall have delivered at least two (2) fully executed counterparts of this Agreement to each other party, (b) Purchaser, Seller and Escrow Agent shall have executed and delivered at least one (1) fully executed counterpart of the Escrow Agreement to each other party, and (c) Purchaser shall have delivered the Initial Earnest Money (by federal wire transfer) to Escrow Agent.

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, the Georgia Underground Storage Tank Management Act, O.C.G.A. §§12-13-1 et seq. as amended, the Georgia Hazardous Site Response Act, O.C.G.A. §§12-8-90 et seq. as amended, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

“Escrow Agent” shall mean the Title Company, at its office at 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319.

“Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as EXHIBIT “D” entered into contemporaneously with the execution and delivery of this Agreement by Seller, Purchaser and Escrow Agent with respect to the Earnest Money.

“Existing Environmental Reports” shall mean those certain reports, correspondence and related materials, if any, more particularly described on EXHIBIT “E” attached hereto and made a part hereof.

“Existing Surveys” shall mean those certain surveys with respect to the Land and the Improvements, if any, more particularly described on EXHIBIT “F” attached hereto and made a part hereof. “Existing Survey” shall mean any one of the Existing Surveys.

“FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered to Purchaser at Closing by Seller as to the Land and Improvements in the form attached hereto as SCHEDULE 10.

“First Title Notice” shall have the meaning ascribed thereto in Section 3.4 hereof.

“General Assignment” shall have the meaning ascribed thereto in Section 5.1(e) hereof.

“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

“Improvements” shall mean the Associates Improvements.

“Initial Earnest Money” shall mean the sum of Eight Million Five Hundred Fifty Thousand and No/100 Dollars ($8,550,000.00 U.S.).

“Inspection Period” shall mean the period expiring at 5:00 P.M. local Atlanta, Georgia, time on September 3, 2004.

“Intangible Property” shall mean the Associates Intangible Property.

“Land” shall mean the Associates Lands.

“Lease” and “Leases” shall mean the leases or occupancy agreements, including those in effect on the Effective Date which are more particularly identified as on EXHIBIT “G” attached hereto, and any amended or new leases entered into pursuant to Section 4.3(a) of this Agreement, which as of the Closing affect all or any portion of the Land or Improvements.

“Lender” shall mean: (a) The Prudential Insurance Company of America, as to 2500 Windy Ridge Parkway; and (b) The Northwestern Mutual Life Insurance Company, as to 4100/4300 Wildwood Parkway and 4200 Wildwood Parkway. “Lenders” shall mean all of the foregoing, collectively.

“Limited Warranty Deed” shall mean the form of deed attached hereto as SCHEDULE 1-A.

“Loan” shall mean: (a) with respect to 2500 Windy Ridge Parkway, that certain indebtedness encumbering 2500 Windy Ridge Parkway evidenced by that certain Promissory Note executed by Seller in favor of Lender dated December 12, 1995, in the original principal amount of $26,000,000; and (b) with respect to 4100/4300 Wildwood Parkway, that certain indebtedness encumbering 4100/4300 Wildwood Parkway evidenced by that certain Promissory Note executed by Seller in favor of Lender dated March 13, 1997, in the original principal amount of $30,000,000. “Loans” shall mean all of the foregoing, collectively.

“Loan Documents” shall mean the documents evidencing, governing and securing the applicable Loan.

“Losses” shall have the meaning ascribed thereto as Section 11.1 hereof.

“Major Tenant” or “Major Tenants” shall mean:

(a) with respect to 2500 Windy Ridge Parkway, Coca-Cola Enterprises, Inc. and Cousins Properties Incorporated;

(b) with respect to 4100/4300 Wildwood Parkway, BlueLinx Corporation; and

(c) with respect to 4200 Wildwood Parkway, General Electric Company;

“Master Declaration” shall mean that certain Master Declaration of Covenants and Cross-Easements for Wildwood Office Park by Cousins Properties Incorporated, dated January 23, 1991, recorded in Deed Book 5992, page 430, in the office of the Clerk of the Superior Court of Cobb County, Georgia, as amended by First Amendment to Master Declaration of Covenants and Cross-Easements for Wildwood Office Park dated June 26, 1992, recorded in Deed Book 6839, page 241, as further amended by Second Amendment to Master Declaration of Covenants and Cross-Easements for Wildwood Office Park, dated as of December 13, 2000, filed for record December 20, 2000, recorded in Deed Book 13316, page 3847, aforesaid records, as further amended by Third Amendment to Master Declaration of Covenants and Cross-Easements for Wildwood Office Park, dated as of December 18, 2001, filed for record December 21, 2001, recorded in Deed Book 13465, page 958, aforesaid records, and as further amended by Fourth Amendment to Master Declaration of Covenants and Cross-Easements for Wildwood Office Park, dated as of September 30, 2003, recorded in Deed Book 13879, page 942, aforesaid records.

“Monetary Objection” or “Monetary Objections” with respect to any individual Property shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of such Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of such Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of such Property which are delinquent, and (d) any judgment of record against Seller in the county or other applicable jurisdiction in which such Property is located. “Monetary Objection” or “Monetary Objections” with respect to all Properties, collectively, shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Properties, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Properties), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Properties which are delinquent, and (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Properties are located.

“Other Notices of Sale” shall have the meaning ascribed thereto in Section 5.1(p) hereof.

“Permitted Exceptions” as to any individual Land and related Improvements shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent with respect to such Land and related Improvements, (b) the Leases affecting such Land and related Improvements, (c) such state of facts as would be disclosed by a current survey of such Land, and (d) the matters identified as affecting such Land and related Improvements on EXHIBIT “I” attached hereto and made part hereof. “Permitted Exceptions” as to all the Land and Improvements shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent with respect to the Land and Improvements, (b) the Leases affecting the Land and Improvements, (c) such state of facts as would be disclosed by a current survey of each of the Land, and (d) the matters set forth on EXHIBIT “I” attached hereto and made part hereof.

“Personal Property” shall mean the Associates Personal Property.

“Plaza Declaration” shall mean that certain Declaration of Covenants and Cross-Easements for Wildwood Plaza by Cousins Properties Incorporated, dated January 23, 1991, recorded in Deed Book 5992, page 501, in the office of the Clerk of the Superior Court of Cobb County, Georgia, as amended by First Amendment to Declaration of Covenants and Cross-Easements for Wildwood Plaza between Cousins Properties Incorporated and Wildwood Associates, dated January 25, 1991, recorded in Deed Book 5994, page 402, aforesaid records, as further amended by Second Amendment to Declaration of Covenants and Cross-Easements for Wildwood Plaza dated February 28, 1996, recorded in Deed Book 9441, page 371, aforesaid records, as further amended by Third Amendment to Declaration of Covenants and Cross-Easements for Wildwood Plaza dated April 8, 1996, recorded in Deed Book 9558, page 241, aforesaid records, as further amended by Fourth Amendment to Declaration of Covenants and Cross-Easements for Wildwood Plaza dated December 13, 2000, recorded in Deed Book 13316, page 3859, aforesaid records, and as further amended by Fifth Amendment to Declaration of Covenants and Cross-Easements for Wildwood Plaza dated June 3, 2004, recorded in Deed Book 13988, page 829, aforesaid records.

“Prepayment Fee” shall have the meaning ascribed thereto in Section 2.5 hereof.

“Property” shall mean and refer to the Associates Property.

“Properties” shall mean and refer to the Associates Properties, collectively.

“Purchase Price” shall be the amount specified in Section 2.4 hereof.

“Purchaser-Related Entities” shall have the meaning ascribed thereto in Section 11.1 hereof.

“Purchaser Waived Breach” shall have the meaning ascribed thereto in Section 11.3 hereof.

“Purchaser’s Certificate” shall have the meaning ascribed thereto in Section 5.2(d) hereof.

“Security Deposits” shall mean any security deposits, rent or damage deposits or similar amounts (other than rent paid for the month in which the Closing occurs) actually paid by the tenants pursuant to any of the Leases, reduced by amounts properly applied by Seller in accordance with the applicable Lease.

“Seller-Related Entities” shall have the meaning ascribed thereto in Section 11.2 hereof.

“Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Company in the form attached hereto as SCHEDULE 8.

“Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as SCHEDULE 9.

“Service Contracts” shall mean all those certain contracts and agreements more particularly described as Service Contracts on EXHIBIT “K” attached hereto and made a part hereof relating to the repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the Closing Date, including, without limitation, all equipment leases.

“Survey” and “Surveys” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Taxes” shall have the meaning ascribed thereto in Section 5.4(a) hereof.

“Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” shall mean certificates to be sought from the tenants under the Leases in substantially the form attached hereto as EXHIBIT “L-1”; provided, however, if any Lease provides for the form or content of an estoppel certificate from the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein; further provided, however, that Seller shall make such reasonable revisions to the certificate with respect to particular tenants as Purchaser shall request in writing to Seller on or before August 20, 2004.

“Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and club membership allowances and costs. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being understood and agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date.

“Tenant Notices of Sale” shall have the meaning ascribed thereto in Section 5.1(o) hereof.

“Title Company” shall mean Chicago Title Insurance Company.

“Title Commitment” shall have the meaning ascribed thereto in Section 3.4 hereof.

ARTICLE 2.

PURCHASE AND SALE

2.1. Agreement to Sell and Purchase the Properties. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the following properties (collectively, the “Properties”):

(a)	the Land;

(b)	the Improvements;

(c)	all right, title and interest of Seller as “landlord” or “lessor” in and to the Leases, any guaranties of the Leases and the Security Deposits;

(d)	the Personal Property; and

(e)	the Intangible Property.

Notwithstanding any provision of this Agreement to the contrary, expressly excluded from the Properties, are all rights of Cousins Properties Incorporated as Declarant under the Master Declaration and all rights of Cousins Properties Incorporated as Declarant under the Plaza Declaration.

2.2. Permitted Exceptions. Each of the Properties shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions with respect to such Property.

2.3. Earnest Money.

(a) Contemporaneously with Purchaser’s execution and delivery of this Agreement, Purchaser has delivered the Initial Earnest Money to Escrow Agent by federal wire transfer, payable to Escrow Agent, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. All interest and other income from time to time earned on the Initial Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the Earnest Money hereunder shall be comprised of the Initial Earnest Money and all such interest and other income.

2.4. Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Properties shall be ONE HUNDRED SEVENTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($172,500,000.00 U.S.). The Purchase Price is allocated among the Properties as follows: (i) 2500 Windy Ridge Parkway, that amount equal to FIFTY EIGHT MILLION DOLLARS ($58,000,000.00 U.S.); (ii) 4100/4300 Wildwood Parkway, that amount equal to FIFTY MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($50,750,000.00 U.S.), and (iii) 4200 Wildwood Parkway, that amount equal to SIXTY THREE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($63,750,000.00 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows

(a) The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and

(b) At Closing, (i) Purchaser shall receive a credit on the settlement statement for the sums necessary to pay the Loan(s) (with respect to the Property or Properties being purchased pursuant to this Agreement) in full, including without limitation the Prepayment Fee (as defined in Section 2.5), and such amount shall be delivered by Purchaser in immediately available funds to the Title Company at Closing, for further delivery to the applicable Lender(s) in payment of the Loan(s), including without limitation the Prepayment Fee, as required of Purchaser pursuant to Section 2.5 hereof, and (ii) the balance of the Purchase Price, after applying, as partial payment of the Purchase Price, the Earnest Money, and crediting Purchaser with the amounts paid by Purchaser under clause (i) above, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Title Company, for further delivery to an account or accounts designated by Seller. If the amounts due from Purchaser under clauses (i) or (ii) above are not received by Title Company in immediately available good funds by 1:00 PM local Atlanta, Georgia, time, on the day set for Closing, then the Closing shall be delayed by one (1) Business Day; provided, however, that if the day set for Closing is the outside date for Closing (after taking into account all applicable extensions of such date pursuant to this Agreement), then in such event, (x) so long as the amounts due from Purchaser under clauses (i) and (ii) above are received by Title Company in immediately available good funds by the close of business on such day, Purchaser shall reimburse Seller for any interest charged by the Lenders for failure to receive the payoff amount by the time on the Closing Date by the time required by the Lenders, or (y) if the amounts due from Purchaser under clauses (i) and (ii) above have not been received by Title Company in immediately available good funds by the close of business on such day, Purchaser shall be in default hereunder, and Seller may exercise any and all remedies available to Seller on account of such default. The provisions of the preceding sentence of this Section 2.4(b) shall survive the Closing.

2.5. Loans. Purchaser shall be responsible for and shall pay at Closing all amounts necessary to pay the Loans in full, including without limitation the Prepayment Fee. “Prepayment Fee” shall mean all prepayment fees (whether or not identified as such in the applicable Loan Documents, and including without limitation yield maintenance fees) (collectively, the “Prepayment Fee”) payable upon the prepayment of such Loan(s) as provided in the applicable Loan Documents. Seller shall notify Purchaser of the amount necessary to pay the Loan(s) in full at Closing, including without limitation the Prepayment Fee, and the directions for the payment thereof at or prior to Closing, and Seller shall obtain payoff letters from the Lenders confirming such payment amounts and directions for payment. Seller and Purchaser and acknowledge that the Loan Documents for each Loan require the borrower thereunder to give at least thirty (30) days prior written notice of prepayment to the applicable Lender. Accordingly, Seller shall give written notice of prepayment to each of the Lenders promptly after the expiration of the Inspection Period.

2.6. Independent Contract Consideration. In addition to, and not in lieu of the delivery to Escrow Agent of the Initial Earnest Money, Purchaser shall deliver to Seller, concurrently with Purchaser’s execution and delivery of this Agreement to Seller, Purchaser’s check, payable to the order to Seller, in the amount of One Hundred and No/100 Dollars ($100.00). Seller and Purchaser hereby mutually acknowledge and agree that said sum represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Properties pursuant to Article III. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.

2.7. Closing. Seller shall have the right to postpone the Closing Date (as hereinafter defined) until October 4, 2004, by written notice to Purchaser on or before September 13, 2004. Subject to postponement by Seller as provided in the sentence immediately preceding this sentence, the consummation of the sale by Seller and purchase by Purchaser of the Properties (the “Closing”) shall be held on September 20, 2004, or such earlier date after the expiration of the Inspection Period as is mutually agreed to by Seller and Purchaser. Subject to the foregoing, the Closing shall take place at an office in the metropolitan Atlanta, Georgia, area, and at such specific place, time and date (the “Closing Date”) as shall be designated by Purchaser in a written notice to Seller not less than three (3) Business Days prior to Closing. If Purchaser fails to give such notice of the Closing Date, the Closing shall be at the offices of Cousins Properties Incorporated, 2500 Windy Ridge Parkway, Suite 1600, Atlanta, Georgia 30339 at 10:00 a.m. on the outside date for Closing as provided above, subject to Seller’s right to postpone the Closing Date as provided in the first sentence of this Section 2.7. It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents to be delivered at the Closing shall be delivered to the Title Company unless the parties hereto mutually agree otherwise. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing prior to the Closing Date.

ARTICLE 3.

PURCHASER’S INSPECTION AND REVIEW RIGHTS

3.1. Due Diligence Inspections.

(a) From and after the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Properties, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Properties, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. All such inspections shall be nondestructive in nature, and specifically shall not include any physically intrusive testing without the prior written consent of Seller. All such inspections and permitted testing shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases, and, in each case, in compliance with the rights and obligations of Seller as landlord under the Leases. Purchaser shall repair any damage caused by or resulting from any such testing, and shall restore the Properties to the condition in which the same were in before any such testing. Purchaser’s contact with any tenant of the Properties shall be limited to customary tenant interviews, and Purchaser shall not have the right to interview the tenants under the Leases without providing Seller with an opportunity to jointly conduct such interview. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Properties shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection. Purchaser shall notify Seller not less than one (1) Business Day in advance of making any such inspection. If Purchaser desires to perform any invasive or physically intrusive testing of the Properties, including, without being limited to, any sampling in connection with the Phase II environmental assessments of the Properties, or any other investigation that will involve the removal of flooring, making excavations or test borings, disturbance of any plants, trees or shrubs, or any other invasive test or activity (collectively, “Invasive Testing”), then Purchaser shall provide to either Jack A. LaHue or Janet Brody a written request for approval therefor, which Invasive Testing request shall include the nature and scope of the proposed Invasive Testing and the identity of the company or persons by whom it would be performed. Seller shall approve or disapprove, in Seller’s reasonable discretion, any such Invasive Testing request in writing within two (2) Business Days following Seller’s receipt thereof, if received on a Business Day.

(b) If the Closing is not consummated hereunder, Purchaser shall promptly deliver copies of all reports, surveys and other information furnished to Purchaser by third parties in connection with such inspections to Seller, as to the Properties; provided, however, that delivery of such copies and information shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. This Section 3.1(b) shall survive the termination of this Agreement.

(c) To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Properties or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors, other than any expense, loss or damage to the extent arising from any act or omission of Seller during any such inspection. Said indemnification agreement shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $1,000,000, combined single limit. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Properties by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.

3.2. Deliveries by Seller to Purchaser; Purchaser’s Access to Property Records of Seller.

(a) Purchaser acknowledges receipt of the following (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement):

(i)	Copies of current property tax bills and assessor’s statements of current assessed value with respect to each Property.

(ii)	Copies of operating statements for the past 24 months with respect to each Property.

(iii)	A 2004 Operating Budget with respect to each Property.

(iv)	Copies of all Leases and guarantees relating thereto existing as of the Effective Date with respect to each Property.

(v)	An aged tenant receivable report, if any, regarding income from the tenants with respect to each Property.

(vi)	Monthly tenant, tax and operating expense billing statements and general ledger for the past 24 months with respect to each Property.

(vii)	Copies of the Loan Documents listed on EXHIBIT “H” attached hereto.

(viii)	Copies of the Commission Agreements with respect to each Property.

(ix)	Copies of all Service Contracts currently in place with respect to each Property.

(x)	Copies of the current policies of title insurance of Seller with respect to the Land and Improvements.

(xi)	Copies of the Existing Surveys with respect to the Land.

(xii)	A copy of the Master Declaration.

(xiii)	Copies of the Existing Environmental Reports with respect to each Property.

(b) From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall allow Purchaser and Purchaser’s representatives, on reasonable advance notice and during normal business hours, to have access to their respective existing non-confidential books, records and files relating to the Properties, at Seller’s on-site management office at the Properties, at the office of the Broker, or at the office of Cousins Properties Incorporated at 2500 Windy Ridge Parkway, Suite 1600, Atlanta, Georgia 30339, for the purpose of inspecting and (at Purchaser’s expense) copying the same, including, without limitation, the materials listed below (to the extent any or all of the same are in the possession of Seller), subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, strategic plans for the Properties or any of them, internal analyses, information regarding the marketing for sale of the Properties or any of them, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, or attorney-client privileged documents (collectively, the “Confidential Materials”). Subject to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, Seller covenants not to withhold or exclude from the books, records and files made available to Purchaser any books, records and files relating to the Properties in the possession of Seller other than Confidential Materials. Purchaser acknowledges and agrees, however, that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials. If the Closing contemplated hereunder fails to take place for any reason, Purchaser shall promptly return all copies of materials copied from the books, records and files of Seller relating to the Properties. It is understood and agreed that Seller shall not have any obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in the possession of Seller. Subject to the foregoing, Seller agrees to make available to Purchaser for inspection and copying, without limitation, the following books, records and files relating to the Properties, all to the extent the same are in the possession of Seller:

(i)	Tenant Information. Copies of any financial statements or other financial information of any tenants under the Leases (and the Lease guarantors, if any), written information relative to the tenants’ payment histories, and tenant correspondence, to the extent Seller has the same in its possession;

(ii)	Plans. All available construction plans and specifications in the possession of Seller relating to the development, condition, repair and maintenance of the Properties, the Improvements and the Personal Property;

(iii)	Permits; Licenses. Copies of any permits, licenses, or other similar documents in the possession of Seller relating to the use, occupancy or operation of the Properties; and

(iv)	Operating Costs and Expenses. All available records of any operating costs and expenses for the Properties in the possession of Seller.

3.3. Condition of the Properties.

(a) Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Properties and the condition thereof. Purchaser and Seller mutually acknowledge and agree that the Properties are being sold in an “AS IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Properties, to investigate all matters relevant thereto, including, without limitation, the condition of the Properties, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Properties. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its partners, and their respective officers, directors, shareholders, agents, affiliates, employees and successors and assigns from and against any and all claims Purchaser may have that there is any defect or other unsatisfactory condition with respect to the structural, physical or environmental condition of the Properties; provided, however, that the foregoing release solely as it applies to Cousins Properties Incorporated, Cousins Real Estate Corporation, Cousins MarketCenters, Inc. (collectively, the “Cousins Tenants”), and their respective officers, directors, shareholders, agents, affiliates, employees and successors and assigns, shall not release the Cousins Tenants and their respective officers, directors, shareholders, agents, affiliates, employees and successors and assigns, with respect to claims against, and obligations and liabilities, if any, of, (i) the Cousins Tenants in their capacity as tenants under their existing Lease of space at 2500 Windy Ridge Parkway with respect to the structural, physical or environmental condition of 2500 Windy Ridge Parkway, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of the Cousins Tenants in their capacity as tenants under its existing Lease of space at 2500 Windy Ridge Parkway with respect to the structural, physical or environmental condition of 2500 Windy Ridge Parkway.

(b) To the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its partners, and their respective officers, directors, shareholders, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Properties or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Properties or any adjacent property prior to or after the date hereof (collectively, “Environmental Liabilities”); provided, however, that:

(u)	the foregoing release solely as it applies to Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, shall not release Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, from any Environmental Liabilities of, (i) Cousins Properties Incorporated in its capacity as tenant under its existing Lease of space at 2500 Windy Ridge Parkway, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of Cousins Properties Incorporated in its capacity as tenant under its existing Lease of space at 2500 Windy Ridge Parkway;

(v)	the foregoing release solely as it applies to Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, shall not release Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, from any Environmental Liabilities of, (i) Cousins Properties Incorporated in its capacity as manager under the management agreement between Cousins Properties Incorporated and Purchaser to be executed at Closing, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of Cousins Properties Incorporated in its capacity as manager under the management agreement between Cousins Properties Incorporated and Purchaser to be executed at Closing;

(w)	the foregoing release solely as it applies to Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, shall not release Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, from any Environmental Liabilities of, (i) Cousins Properties Incorporated in its capacity as leasing agent under the leasing agreement between Cousins Properties Incorporated and Purchaser to be executed at Closing, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of Cousins Properties Incorporated in its capacity as leasing agent under the leasing agreement between Cousins Properties Incorporated and Purchaser to be executed at Closing;

(x)	the foregoing release solely as it applies to Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, shall not release Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, from any Environmental Liabilities of, (i) Cousins Properties Incorporated relating to any Hazardous Substances which may be placed, located or released on the Properties by Cousins Properties Incorporated after the date of Closing, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of Cousins Properties Incorporated relating to any Hazardous Substances which may be placed, located or released on the Properties by Cousins Properties Incorporated after the date of Closing;

(y)	the foregoing release solely as it applies to International Business Machines Corporation, its officers, directors, shareholders, agents, affiliates and employees, shall not release International Business Machines Corporation, its officers, directors, shareholders, agents, affiliates and employees, from any Environmental Liabilities of, (i) International Business Machines Corporation relating to any Hazardous Substances which may be placed, located or released on the Properties by International Business Machines Corporation after the date of Closing, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of International Business Machines Corporation relating to any Hazardous Substances which may be placed, located or released on the Properties by International Business Machines Corporation after the date of Closing; and

(z)	the foregoing release solely as it applies to Seller, its officers, directors, shareholders, agents, affiliates and employees, shall not release Seller, its officers, directors, shareholders, agents, affiliates and employees, from any Environmental Liabilities of, (i) Seller relating to any Hazardous Substances which may be placed, located or released on the Properties by Seller after the date of Closing, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of Seller relating to any Hazardous Substances which may be placed, located or released on the Properties by Seller after the date of Closing.

In addition, Purchaser does hereby covenant and agree to defend, indemnify, and hold harmless Seller and its partners, and their respective officers, directors, shareholders, agents, affiliates and employees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, including any action or proceeding brought or threatened, or ordered by governmental authorities, relating to any Hazardous Substances which may be placed, located or released on the Properties after the date of Closing (collectively, “Post Closing Claims”); provided, however, that

(A)	the foregoing indemnity solely as it applies to Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, shall not indemnify Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, from and against any Post Closing Claims relating to any Hazardous Substances which may be placed, located or released on the Properties by Cousins Properties Incorporated after the date of Closing;

(B)	the foregoing indemnity solely as it applies to International Business Machines Corporation, its officers, directors, shareholders, agents, affiliates and employees, shall not indemnify International Business Machines Corporation, its officers, directors, shareholders, agents, affiliates and employees, from and against any Post Closing Claims relating to any Hazardous Substances which may be placed, located or released on the Properties by International Business Machines Corporation after the date of Closing; and

(C)	the foregoing indemnity solely as it applies to Seller, its officers, directors, shareholders, agents, affiliates and employees, shall not indemnify Seller, its officers, directors, shareholders, agents, affiliates and employees, from and against any Post Closing Claims relating to any Hazardous Substances which may be placed, located or released on the Properties by Seller after the date of Closing.

The terms and provisions of this Section 3.3 shall survive the Closing hereunder until the expiration of any applicable statute of limitations.

3.4. Title and Survey. Seller has provided Purchaser with a preliminary title commitment with respect to each of the Properties (individually, a “Seller’s Title Commitment”, and collectively, the “Seller’s Title Commitments”). Purchaser shall have the right, but not the obligation, to order at Purchaser’s expense from the Title Company, a preliminary title commitment with respect to each of the Properties (individually, a “Purchaser’s Title Commitment”, and collectively, the “Purchaser’s Title Commitments”). Purchaser shall direct the Title Company to send a copy of each of the Purchaser’s Title Commitments to Seller. “Title Commitment” shall mean a Seller’s Title Commitment or a Purchaser’s Title Commitment. The Seller’s Title Commitments and Purchaser’s Title Commitments are collectively referred to as the “Title Commitments”. Promptly upon execution of this Agreement, Purchaser may arrange, also at its expense, for the preparation of one or more updates of each Existing Survey (individually, a “Survey”, and collectively, the “Surveys”). Purchaser likewise shall make copies of all such Surveys available to Seller prior to Closing. Purchaser shall have until the end of the Inspection Period to give written notice (the “First Title Notice”) to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitments or in the Surveys or otherwise in Purchaser’s examinations of title. From time to time at any time after the First Title Notice and prior to the Closing Date, Purchaser may give written notice (a “Subsequent Title Notice”) to Seller of exceptions to title first appearing of record with respect to a Property after the effective date of the most recent previous title commitment or updated title commitment with respect to such Property or matters of survey which matters of record or matters of survey would not have been disclosed by an accurate updated examination of title or preparation of an updated ALTA survey prior to date of the initial Title Commitment with respect to such Property or the initial Survey with respect to such Property. Seller shall have the right, but not the obligation (except as to Monetary Objections), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects. Within five (5) Business Days after receipt of Purchaser’s First Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of the election of Seller with respect to the objections in the First Title Notice. Within five (5) Business Days after receipt of any Subsequent Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of the election of Seller with respect to the objections in such Subsequent Title Notice. If Seller fails to give written notice of election within such five (5) Business Day period, Seller shall be deemed to have elected not to attempt to cure the objections (other than Monetary Objections) set forth in the First Title Notice or such Subsequent Title Notice, whichever is applicable. If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments of the Closing of up to but not beyond the thirtieth (30th) day following the initial date set for the Closing to attempt such cure, but, except for Monetary Objections, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure. Except as to Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the applicable Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price, (ii) if such exceptions are matters first appearing of record after the date of this Agreement, and arise by, through or under Seller, to terminate this Agreement, or (iii) to terminate this Agreement within five (5) Business Days after receipt of written notice from Seller either of the election of Seller not to attempt to cure any objection or of the determination of Seller, having previously elected to attempt to cure, that Seller is unable or unwilling to do so, or five (5) Business Days after Seller is deemed hereunder to have elected not to attempt to cure such objections (and upon any such termination under clause (ii) or (iii) above, Escrow Agent shall return the Earnest Money to Purchaser). Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections at or prior to Closing, and may use the proceeds of the Purchase Price at Closing for such purpose. All exceptions to title to which Purchaser fails to object in accordance with this Section 3.4, and all exceptions to title which Purchaser elects (or is deemed to have elected) to accept title to the applicable Property subject to, shall be deemed to be added to, be a part of, and included as “Permitted Exceptions”.

3.5. Service Contracts. Prior to the expiration of the Inspection Period, Purchaser will designate in a written notice to Seller which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing; provided, however, that Seller shall not be obligated to terminate, and Purchaser shall assume the obligations of Seller first accruing on or after Closing under, all Service Contracts which cannot be terminated by Seller upon no more than thirty (30) days prior notice or which can be terminated by Seller only upon payment of a fee, premium, penalty or other form of early termination compensation; further provided, however, that if such written notice from Purchaser designating which Service Contracts are to be terminated by Seller at Closing is given after the date fifteen (15) days prior to the expiration of the Inspection Period, then Seller shall give notice under those Service Contracts which can be terminated by Seller upon no more than thirty (30) days prior notice without payment of a fee, premium, penalty or other form of early termination compensation (the “Late Notice Service Contracts”), and, in addition to assuming the obligations of Seller first accruing on or after Closing under all Service Contracts which cannot be terminated by Seller upon no more than thirty (30) days prior notice or which can be terminated by Seller only upon payment of a fee, premium, penalty or other form of early termination compensation, Purchaser shall assume the obligations of Seller first accruing on or after Closing under the Late Notice Service Contracts through the effective date of such termination thereof. Taking into account any credits or prorations to be made pursuant to Article 5 hereof for payments coming due after Closing but accruing prior to Closing, Purchaser will assume the obligations first accruing on or after the Closing Date under those Service Contracts which Purchaser has designated will not be terminated and Purchaser shall assume the obligations of Seller first accruing on or after Closing under the Late Notice Service Contracts through the effective date of termination thereof. Seller, without cost to Purchaser, shall terminate at Closing all Service Contracts that are not so assumed, to the extent any relates to any one or more of the Properties. If Purchaser fails to notify Seller in writing on or prior to the expiration of the Inspection Period of any Service Contracts that Purchaser does not desire to assume at Closing, Purchaser shall be deemed to have elected to assume all such Service Contracts and to have waived its right to require Seller to terminate such Service Contracts at Closing. Those Service Contracts which cover properties or improvements in addition to the Properties are identified on EXHIBIT “K” attached hereto and are herein called the “Joint Service Contracts”. Notwithstanding the foregoing to the contrary, Seller shall terminate the Joint Service Contracts at Closing with respect to the Properties, Seller shall not assign the Joint Service Contracts, Purchaser shall not assume the Joint Service Contracts, and Purchaser shall make or cause to be made such arrangements as Purchaser elects with respect to the services currently provided to the Properties under the Joint Service Contracts, either with the providers thereunder or with such other providers as selected by Purchaser.

3.6. Termination of Agreement. Purchaser shall have until the expiration of the Inspection Period to determine, in Purchaser’s sole opinion and discretion, the suitability of the Properties for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller of such election to terminate. If Purchaser so elects to terminate this Agreement pursuant to this Section 3.6, Escrow Agent shall pay the Initial Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.6.

3.7. Confidentiality. All information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders and employees of each of them) (collectively, “Designated Representatives”) with respect to the Properties, whether delivered by Seller or any representatives of Seller or obtained by Purchaser as a result of its inspection and investigation of the Properties, examination of the books, records and files of Seller in respect of the Properties, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Properties are suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. The Designated Representatives shall be informed by Purchaser of the confidential nature of the Due Diligence Material and shall be directed by Purchaser to treat such information with strict confidence and to use the Due Diligence Material only for the purpose of determining whether the Properties are suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. The terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those Designated Representatives who need to know the information for the purpose of assisting Purchaser in evaluating the Properties for Purchaser’s potential acquisition thereof; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of Seller’s failure to inform and direct the Designated Representatives as required by this Section 3.7 or as a result of the unpermitted disclosure by Seller or use by Seller of any of the Due Diligence Material to any individual or entity other than an appropriate representative of Purchaser and/or the use of any Due Diligence Material for any purpose other than as herein contemplated and permitted. If Purchaser elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 3.7, Seller shall be entitled, in addition to other available remedies, to an injunction restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Section shall survive any termination of this Agreement.

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:

(a) Organization, Authorization and Consents. Seller is a duly organized and validly existing general partnership under the laws of the State of Georgia. Seller has the right, power and authority to enter into this Agreement and to convey the Properties in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Properties or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(d) Litigation. Except as set forth in EXHIBIT “J” attached hereto, Seller has not received written notice of any pending or threatened suit, action or proceeding, which (i) relates to the ownership, operation, use or value of the Properties, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Properties or any portion thereof.

(e) Existing Leases. Other than the Leases listed on EXHIBIT “G” attached hereto, there are no contracts or agreements with respect to the occupancy of the Properties or any portion or portions thereof which will be binding on Purchaser after the Closing. The copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof, and the Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between Seller and the tenants thereunder. Except as set forth on EXHIBIT “J” attached hereto, Seller has no knowledge of any monetary default, or of any material default, of any tenant under any Lease which remains uncured; provided, however that notwithstanding any provision of this Agreement to the contrary, no such default by any tenant (other than a Major Tenant) after the date hereof shall be, or be deemed to be, a condition to Purchaser’s obligations under this Agreement.

(f) Right of First Offer. No tenant of Seller has any right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Properties or any interest therein, except that the tenant under the Lease with Georgia-Pacific Corporation dated September 14, 1995, as amended, with respect to 4100/4300 Wildwood Parkway has an option to purchase such Property, which option shall be of no further force or effect upon the sale of such Property to a buyer on or before May 5, 2006.

(g) Leasing Commissions. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Properties or any portion or portions thereof other than as disclosed in EXHIBIT “C” attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements with respect to the Properties as of the date hereof and at the Closing have been or shall be paid in full. Notwithstanding anything to the contrary contained herein, (i) the respective obligations of Seller and Purchaser with respect to certain leasing commissions are set forth on EXHIBIT “P” attached hereto, and (ii) Purchaser shall be responsible for the payment of all leasing commissions payable for (a) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (ii) except as expressly otherwise provided on EXHIBIT “P” attached hereto, the renewal, expansion or extension of any Leases existing as of the Effective Date and exercised or effected after the Effective Date.

(h) Management Agreement. Except for a management agreement between Seller and Cousins Properties Incorporated with respect to the Properties, which management agreement will be cancelled and terminated with respect the Properties at Closing, and except for a leasing agreement and a management agreement to be entered into at Closing by Purchaser and Cousins Properties Incorporated with respect to the Properties, there is no agreement currently in effect relating to the management of the Properties by any third-party management company.

(i) Loan Documents. All material documents, instruments and agreements which comprise the Loan Documents with respect to the Properties are listed on EXHIBIT “H” attached hereto and made a part hereof. Seller has delivered to Purchaser complete and accurate copies of such Loan Documents. Seller has not received any written notice from the Lender asserting a default under such Loan Documents which remains uncured or outstanding.

(j) Master Declaration. Seller has delivered to Purchaser a complete and accurate copy of the Master Declaration. To Seller’s knowledge, there are no existing or uncured defaults by Seller or by Declarant under the Master Declaration.

(k) Taxes and Assessments. Except as may be set forth on EXHIBIT “O” attached hereto and made a part hereof, (i) Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Properties, and (ii) Seller has not received any written notice of change in the assessed value of the Properties from the assessed values set forth in the 2004 assessment notices received by Seller.

(l) Compliance with Laws. To Seller’s knowledge and except as set forth on EXHIBIT “J”, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Properties where such violations remain outstanding.

(m) Other Agreements. To Seller’s knowledge, except for the Leases, the Service Contracts, the Commission Agreements, and the Permitted Exceptions, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect relating to the use, operation, management, maintenance or repair of all or any part of the Properties (collectively, the “Property Agreements”) which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period (or is deemed to have agreed to assume). Except as set forth in EXHIBIT “J” attached hereto, Seller has not received written notice that Seller is in default under any Property Agreement, and Seller has no knowledge of any existing monetary default, or of any existing material default, by any other party to any Property Agreement which remains uncured; provided, however that notwithstanding any provision of this Agreement to the contrary, no such default by any other party (other than a Major Tenant) to any Property Agreement after the date hereof shall be, or be deemed to be, a condition to Purchaser’s obligations under this Agreement.

(n) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(o) Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.

(p) Licenses and Permits. To the best of Seller’s knowledge, each of the licenses and permits held by Seller in connection with the ownership and operation of the Properties is in full force and effect and in good standing, and Seller has not received written notice of any intention on the part of the issuing authority to cancel, suspend or modify any of such licenses or permits or to take any action or institute any proceedings to effect such a cancellation, suspension or modification. To the best of Seller’s knowledge, Seller has not received written notice that it fails to hold any licenses, franchises, certifications, authorizations, approvals and permits required by any governmental or quasi-governmental authority for the use and operation of the Properties as the same are presently used and operated. To the best of Seller’s knowledge, all of such licenses and permits are fully paid for, and Seller has made, or will make, application for renewals of any such licenses and permits which will expire before the Closing Date.

(q) Zoning. Seller has not received written notice of any existing, pending, contemplated, threatened or anticipated (i) change in the zoning classification of the Property, or (ii) widening, change or grade or limitation on use of streets abutting the Property (other than the widening and change of grade of Wildwood Parkway abutting 4100/4300 Wildwood Parkway and 4200 Wildwood Parkway currently in progress, which widening is already reflected in the descriptions of such Properties set forth on EXHIBIT “A-1” attached hereto).

(r) Tenant Inducement Costs. As of the Effective Date, there are no Tenant Inducement Costs under the Leases which have not been paid in full.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in the certificate of Seller to be delivered pursuant to Section 5.1(g) hereof.

Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on behalf of Seller, or otherwise, including, without limitation, the physical condition of the Properties, the financial condition of the tenants under the Leases, title to or the boundaries of the Properties, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenants or the Properties, and any other information pertaining to the Properties or the market and physical environments in which the Properties are located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of

Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Properties and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on behalf of Seller. Purchaser will inspect the Properties and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement and the Closing Documents, shall purchase the Properties in their “as is” condition, “with all faults,” on the Closing Date. The provisions of this grammatical paragraph shall survive the Closing until the expiration of any applicable statute of limitations.

4.2. Knowledge Defined. All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual knowledge of James F. George, Dara J. Nicholson, and Jack A. LaHue, each of whom has been actively, each of whom has been actively involved in the management of Seller’s business in respect of the Properties in the capacities of Senior Vice President, Senior Vice President, and Senior Vice President, respectively, of Cousins Properties Incorporated, as a general partner of Seller. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.

4.3. Covenants and Agreements of Seller.

(a) Leasing Arrangements. During the pendency of this Agreement, Seller will not enter into any lease affecting the Properties, or modify or amend in any material respect, or terminate, any of the existing Leases, without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given unless withheld by written notice to Seller given within five (5) Business Days after Purchaser’s receipt of Seller’s written request therefor, each of which requests shall be accompanied by a copy of any proposed modification or amendment of an existing Lease or of any new Lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs, abatements and leasing commissions associated with any proposed renewal or expansion of an existing Lease or with any such new Lease. If Purchaser fails to notify Seller in writing of its approval or disapproval within said five (5) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including reasonable attorneys’ fees, actually incurred by Seller pursuant to a renewal or expansion exercised prior to Closing of any existing Lease or new Lease approved (or deemed approved) by Purchaser hereunder. Notwithstanding the foregoing to the contrary, Purchaser shall have no right to disapprove, and shall be deemed to have approved, all renewals, extensions and expansions contained in any existing Lease and exercised by the tenant under such Lease.

(b) New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Properties or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on 30 days (or less) notice.

(c) Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Properties in a good and businesslike fashion consistent with Seller’s past practices.

(d) Insurance. During the pendency of this Agreement, Seller shall, at Seller’s expense, continue to maintain the fire insurance policies covering the Improvements which are currently in force and effect.

(e) Tenant Estoppel Certificates. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing a written Tenant Estoppel Certificate in the form attached hereto as EXHIBIT “L-1” signed by each tenant under each of the Leases; provided that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 6.1(c) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its good faith efforts as set forth above as to tenants under Leases) be a default of Seller hereunder.

(f) Master Declaration Estoppel. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing a written Estoppel Certificate in the form attached hereto as EXHIBIT “M” signed by the Declarant under the Master Declaration; provided that in no event shall the inability or failure of Seller to obtain and deliver said Estoppel Certificate (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder.

(g) Encumbrances. Except as expressly permitted by this Agreement, during the pendency of this Agreement, Seller shall not, without the prior written consent of Purchaser, which consent Purchaser shall not unreasonably withhold, condition or delay, voluntarily grant, create or consent to the creation of any easement, restriction, lien, assessment or encumbrance affecting title to the Properties or any of them.

(h) Audit Cooperation. During the pendency of this Agreement, at Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor to conduct an audit of the operating statements of the Properties for the year of Closing and the two prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide a letter in the form attached hereto as EXHIBIT “N” at or prior to Closing.

4.4. Representations and Warranties of Purchaser.

(a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited partnership under the laws of the State of Delaware. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d) Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s certificate to be delivered pursuant to Section 5.2(d) hereof.

4.5. Covenants and Agreements of Purchaser.

(a) Seller Properties. Purchaser agrees, for the benefit of Seller, its successors in title and assigns, and for the benefit of the property of Seller described on EXHIBIT “S” attached hereto and made a part hereof (the “Seller Benefited Property”), that neither Purchaser nor any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser, shall object directly or indirectly to, nor assist others in objecting to, nor take any action or make any statements, public or private (and specifically including but not limited to statements to the media), in opposition to any application for rezoning to a residential classification (for residential of a general quality, but not necessarily type, size or nature, consistent with the current residential properties at Wildwood Office Park), or rezoning or variances to increase the height of the building(s) to be constructed but not the density, with respect to the Seller Benefited Property or any portion thereof on the basis of the change to a residential classification or increase in height, provided that Purchaser reserves the right to comment and object for any other reason. The terms and provisions of this Section 4.5(a) shall survive the Closing hereunder until the Properties are no longer owned by Purchaser, or by any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser.

(b) CPI F-5 Property. Purchaser agrees, for the benefit of Cousins Properties Incorporated, its successors in title and assigns, and for the benefit of that portion of the Cousins

Benefited Property designated as Site F-5 on the Property Plat identified on EXHIBIT “T” attached hereto and made a part hereof (the “CPI F-5 Benefited Property”), that neither Purchaser nor any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser, shall object directly or indirectly to, nor assist others in objecting to, nor take any action or make any statements, public or private (and specifically including but not limited to statements to the media), in opposition to any application for rezoning to a residential classification (for residential of a general quality, but not necessarily type, size or nature, consistent with the current residential properties at Wildwood Office Park), or rezoning or variances to increase the height (to a total building height not in excess of 235 feet) of the building(s) to be constructed but not the density, with respect to the CPI F-5 Benefited Property or any portion thereof on the basis of the change to a residential classification or increase in height, provided that Purchaser reserves the right to comment and object for any other reason. The terms and provisions of this Section 4.5(b) shall survive the Closing hereunder until the Properties are no longer owned by Purchaser, or by any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser. Cousins Properties Incorporated shall be deemed a third party beneficiary of the covenant set forth in this Section 4.5(b).

(c) CPI F-6/7 Properties. Purchaser agrees, for the benefit of Cousins Properties Incorporated, its successors in title and assigns, and for the benefit of that portion of the Cousins Benefited Property designated as Sites F-6 and F-7 on the Property Plat identified on EXHIBIT “T” attached hereto (the “CPI F-6/7 Benefited Properties”), that neither Purchaser nor any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser, shall object directly or indirectly to, nor assist others in objecting to, nor take any action or make any statements, public or private (and specifically including but not limited to statements to the media), in opposition to any application for rezoning to a residential classification (for residential of a general quality, but not necessarily type, size or nature, consistent with the current residential properties at Wildwood Office Park), or rezoning or variances to increase the height (to a total building height not in excess of 130 feet) of the building(s) to be constructed but not the density, with respect to the CPI F-6/7 Benefited Properties or any portion thereof on the basis of the change to a residential classification or increase in height, provided that Purchaser reserves the right to comment and object for any other reason. The terms and provisions of this Section 4.5(c) shall survive the Closing hereunder until the Properties are no longer owned by Purchaser, or by any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser. Cousins Properties Incorporated shall be deemed a third party beneficiary of the covenant set forth in this Section 4.5(c).

(d) Remaining CPI Properties. Purchaser agrees, for the benefit of Cousins Properties Incorporated, its successors in title and assigns, and for the benefit of that portion of the Cousins Benefited Property other than the CPI F-5 Benefited Property and other than the CPI F-6/7 Benefited Properties (the “Remaining CPI Benefited Properties”), that neither Purchaser nor any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser, shall object directly or indirectly to, nor assist others in objecting to, nor take any action or make any statements, public or private (and specifically including but not limited to statements to the media), in opposition to any application for rezoning to a residential classification (for residential of a general quality, but not necessarily type, size or nature, consistent with the current residential properties at Wildwood Office Park), or rezoning or variances to increase the height of the building(s) to be constructed but not the density, with respect to the Remaining CPI Benefited Properties or any portion thereof on the basis of the change to a residential classification or increase in height, provided that Purchaser reserves the right to comment and object for any other reason. The terms and provisions of this Section 4.5(d) shall survive the Closing hereunder until the Properties are no longer owned by Purchaser, or by any entity related to or affiliated with Purchaser, including but not limited to any entity controlled by or under common control with Purchaser. Cousins Properties Incorporated shall be deemed a third party beneficiary of the covenant set forth in this Section 4.5(d).

ARTICLE 5.

CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

5.1. Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a) Limited Warranty Deed. A Limited Warranty Deed from Seller with respect to the Land and Improvements (the “Limited Warranty Deed”), subject only to the Permitted Exceptions, and executed and acknowledged by Seller. The legal descriptions of the Land set forth in the Limited Warranty Deed shall be based upon and conform to the applicable legal descriptions attached hereto as EXHIBIT “A-1”. The Limited Warranty Deed will include the covenant of Seller, as owner of the property known as 2300 Windy Ridge Parkway, Atlanta, Georgia, in the form attached hereto as Exhibit “U” and made a part hereof; provided, however, that if the building known as 2300 Windy Ridge Parkway, Atlanta, Georgia, has been conveyed by Seller prior to the Closing, then in lieu of including such covenant in the Limited Warranty Deed, Seller shall include in the deed conveying such property a covenant in the form attached hereto as Exhibit “U”.

(b) Bill of Sale. A bill of sale from Seller for the Personal Property of Seller in the form attached hereto as SCHEDULE 3 (the “Bill of Sale”), without warranty as to the title or condition of the Personal Property, provided however that the Bill of Sale shall include a limited warranty of title with respect to the Personal Property specifically identified in Exhibit ”B” attached to the Bill of Sale.

(c) Assignment and Assumption of Leases and Security Deposits. Two (2) counterparts of an assignment and assumption of the Leases and Security Deposits and, to the extent required elsewhere in this Agreement, the obligations of Seller under the Commission Agreements in the form attached hereto as SCHEDULE 2 (the “Assignment and Assumption of Leases”), executed and acknowledged by Seller;

(d) Assignment and Assumption of Service Contracts. Two (2) counterparts of an assignment and assumption of Service Contracts in the form attached hereto as SCHEDULE 6 (the “Assignment and Assumption of Service Contracts”), executed, acknowledged and sealed by Seller;

(e) General Assignment. An assignment of the Intangible Property of Seller in the form attached hereto as SCHEDULE 7 (the “General Assignment”), executed and acknowledged by Seller;

(f) Seller’s Affidavit. An owner’s affidavit from Seller substantially in the form attached hereto as SCHEDULE 8 (“Seller’s Affidavit”), stating that there are no known boundary disputes with respect to the Properties, that there are no parties in possession of the Properties other than Seller and the tenants under the Leases, that any improvements or repairs made by, or for the account of, or at the instance of Seller to or with respect to the Properties within ninety-five (95) days prior to the Closing have been paid for in full (or that adequate provision has been made therefor to the reasonable satisfaction of the Title Company), and including such other matters as may be reasonably requested by the Title Company;

(g) Seller’s Certificate. A certificate from Seller in the form attached hereto as SCHEDULE 9 (“Seller’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Seller’s representations and warranties set forth in Section 4.1 hereof, with such modifications thereto as may be appropriate in light of any change in circumstance since the Effective Date;

(h) FIRPTA Certificate. A FIRPTA Certificate from Seller in the form attached hereto as SCHEDULE 10;

(i) Evidence of Authority. Such documentation as may reasonably be required by Purchaser’s title insurer to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller;

(j) Settlement Statements. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(k) Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser;

(l) Certificates of Occupancy. To the extent the same are in the possession of Seller, original or photocopies of certificates of occupancy for all space within the Improvements located on the Property;

(m) Leases. To the extent the same are in the possession of Seller, original executed counterparts of the Leases;

(n) Tenant Estoppel Certificates. All originally executed Tenant Estoppel Certificates as may be in the possession of Seller;

(o) Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Purchaser shall send to each tenant under the Leases informing such tenant of the sale of the Properties and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and the Security Deposits and directing that all rent and other sums payable for periods after the Closing under the Leases shall be paid as set forth in said notices;

(p) Notices of Sale to Service Contractors and Leasing Agents. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Purchaser shall send to each service provider and leasing agent under the Service Contracts and Commission Agreements (as the case may be) assumed by Purchaser at Closing informing such service provider or leasing agent (as the case may be) of the sale of the Properties and of the assignment to and assumption by Purchaser of Seller’s obligations under the Service Contracts and Commission Agreements arising after the Closing Date and directing that all future statements or invoices for services under such Service Contracts and/or Commission Agreements for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;

(q) Notices of Sale to Declarant under Master Declaration. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Master Notice”), which Purchaser shall send to the Declarant under the Master Declaration informing the Declarant of the sale of the Properties and directing that all requests for payments under the Master Declaration with respect to the Properties for periods after the Closing be directed to Purchaser as set forth in said notice and providing a notice address for Purchaser under the Master Declaration;

(r) Keys and Records. All of the keys to any door or lock on the Properties and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, strategic plans for the Properties, internal analyses, information regarding the marketing of the Properties for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems proprietary) relating to the Property in the possession of Seller;

(s) Management Agreement. Two (2) counterparts of a management agreement between Purchaser and Cousins Properties Incorporated executed by Cousins Properties Incorporated with respect to the Properties in the form to be determined by the parties hereto prior to the expiration of the Inspection Period; and

(t) Leasing Agreement. Two (2) counterparts of a leasing agreement between Purchaser and Cousins Properties Incorporated executed by Cousins Properties Incorporated with respect to the Properties in the form to be determined by the parties hereto prior to the expiration of the Inspection Period.

5.2. Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a) Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed and acknowledged by Purchaser;

(b) Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, executed and acknowledged by Purchaser;

(c) General Assignment. Two (2) counterparts of the General Assignment, executed and acknowledged by Purchaser;

(d) Purchaser’s Certificate. A certificate in the form attached hereto as SCHEDULE 11 (“Purchaser’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Purchaser’s representations and warranties contained in Section 4.4 hereof, with such modifications thereto as may be appropriate in light of any change in circumstances since the Effective Date;

(e) Notice of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1(o) hereof;

(f) Notices of Sale to Service Contractors and Leasing Agents. The Other Notices of Sale to service providers and leasing agents, as contemplated in Section 5.1(p) hereof;

(g) Master Notice. The Master Notice as contemplated in Sections 5.1(q) hereof;

(h) Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(i) Evidence of Authority. A copy of resolutions of the Board of Directors of the corporate general partner of Purchaser, certified by the Secretary or Assistant Secretary of the corporate general partner of Purchaser to be in force and unmodified as of the date and time of Closing, authorizing the purchase contemplated herein, the execution and delivery of the documents required hereunder, and designating the signatures of the persons who are to execute and deliver all such documents on behalf of Purchaser or if Purchaser or the general partner of Purchaser is not a corporation, such documentation as Seller may reasonably require to establish that this Agreement, the transaction contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered;

(j) Management Agreement. Two (2) counterparts of a management agreement between Purchaser and Cousins Properties Incorporated executed by Purchaser with respect to the Properties in the form to be determined by the parties hereto prior to the expiration of the Inspection Period;

(k) Leasing Agreement. Two (2) counterparts of a leasing agreement between Purchaser and Cousins Properties Incorporated executed by Purchaser with respect to the Properties in the form to be determined by the parties hereto prior to the expiration of the Inspection Period.

(l) Broker’s Affidavit. A Purchaser’s Affidavit as to Broker’s Liens in the form attached hereto as SCHEDULE 12 executed by Purchaser.

5.3. Closing Costs. Seller shall pay the costs of issuing the Seller’s Title Commitments, the attorneys’ fees of Seller, one-half of any escrow closing fees charged by the

Title Company, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Properties pursuant hereto. Purchaser shall pay the Loans in full, including without limitation the “Prepayment Fee” for each of the Loans, as provided in Section 2.5 hereof), the cost of any owner’s title insurance premium and title examination fees (including but not limited to the costs of issuing Purchaser’s Title Commitments, the costs of any updates to the Title Commitments, the costs of any endorsements to the Title Commitments, and the costs of any title policies issued pursuant to the Title Commitments or any of them), the cost of the Surveys, all recording fees on all instruments to be recorded in connection with this transaction, the attorneys’ fees of Purchaser, one-half of any escrow closing fees charged by the Title Company, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Properties and in closing and consummating the purchase and sale of the Properties pursuant hereto. Purchaser shall pay the Real Estate Transfer Taxes imposed by the State of Georgia upon the conveyance of the Properties pursuant hereto.

5.4. Prorations and Credits. The following items in this Section 5.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month or year:

(a) Taxes. All general real estate taxes imposed by any governmental authority (“Taxes”) for the calendar year in which the Closing occurs shall be prorated between Purchaser and Seller as to the Taxes with respect to the Properties as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for any of the Properties for the calendar year or other applicable tax period in which the Closing occurs, Taxes with respect to such Property or Properties shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill. Notwithstanding the foregoing, Taxes shall not be prorated with respect to any Property as to which the tenant under the Lease(s) with respect to such Property is obligated to pay Taxes directly to the applicable taxing authority.

(b) Reproration of Taxes. After receipt of final Taxes and other bills, Purchaser shall prepare and present to Seller a calculation of the reproration of such Taxes and other items with respect to the Properties, based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. Purchaser and Seller shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. Purchaser shall provide Seller with appropriate backup materials related to the calculation, and Seller may inspect Purchaser’s books and records related to the Properties to confirm the calculation. The provisions of this Section 5.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.

(c) Rents, Income and Other Expenses. Rents and any other amounts payable by tenants of the Properties shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Purchaser shall receive at Closing a credit for Purchaser’s pro rata share of the rents, additional rent, common area maintenance charges, tenant reimbursements and escalations, and all other payments payable for the month of Closing with respect to the Properties and for all other rents and other amounts with respect to the Properties that apply to periods from and after the Closing, but which are received by Seller prior to Closing. Seller agrees to pay to Purchaser, upon receipt, any rents or other payments by tenants under their respective Leases that are received by Seller after Closing; provided, however, that

Seller shall be entitled to retain that amount, if any, equal to Seller’s reasonable out of pocket costs of collection, plus the lesser of (x) the delinquencies existing at the time of Closing to which Seller is entitled, or (y) the amount remaining after application of the amounts received by Seller first to Seller’s reasonable out of pocket costs of collection, then to any current amounts owing by such tenants to Purchaser, then to delinquent rents owed to Purchaser in the order in which such rents are most recently past due. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing but are received by Purchaser after Closing; provided, however, that any delinquent rents or other payments by tenants shall be applied first to any current amounts owing by such tenants, then to delinquent rents in the order in which such rents are most recently past due, with the balance, if any, paid over to Seller to the extent of delinquencies existing at the time of Closing to which Seller is entitled; it being understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases or any portion thereof, which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Any reimbursements payable by any tenant under the terms of any tenant lease affecting any of the Properties as of the Closing Date, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses or common area maintenance costs incurred with respect to such Properties at any time prior to the Closing, shall be prorated upon Purchaser’s actual receipt of any such reimbursements, on the basis of the number of days of Seller’s and Purchaser’s respective ownership of such Properties during the period in respect of which such reimbursements are payable; and Purchaser agrees to pay to Seller Seller’s pro rata portion of such reimbursements within thirty (30) days after Purchaser’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within thirty (30) days following Purchaser’s demand therefor, pay to Purchaser an amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. Seller hereby retains its right to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Properties; provided, however, that Seller (i) shall be required to notify Purchaser in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing, except that Seller shall be entitled to continue to pursue any legal proceedings commenced prior to Closing; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the applicable Lease. The provisions of this Section 5.4(c) shall survive the Closing for a period of eighteen months after the Closing Date.

(d) Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s Lease that accrue and become due and payable from and after the Closing. The provisions of this Section 5.4(d) shall survive the Closing for a period of one (1) year after the Closing Date.

(e) Tenant Inducement Costs. Except as may be specifically provided to the contrary elsewhere in this Agreement, Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) as a result of any renewals or extensions or expansions of existing Leases approved or deemed approved by Purchaser in accordance with Section 4.3(a) hereof between the Effective Date and the Closing Date and under any new Leases, approved or deemed approved by Purchaser in accordance with said Section 4.3(a). The provisions of this Section 5.4(e) shall survive the Closing.

(f) Security Deposits. Purchaser shall receive at Closing a credit with respect to the Purchase Price for all Security Deposits transferred and assigned to Purchaser at Closing in connection with the Leases, together with a detailed inventory of such Security Deposits.

(g) Operating Expenses. Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable as of the Closing Date with respect to the Properties shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such taxes, charges and expenses affecting the Properties which may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date. In addition, within ninety (90) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall, upon the request of either, re-prorate on a fair and equitable basis in order to adjust for the effect of any credits or payments due to or from tenants for periods prior to the Closing Date. All prorations shall be made based on the number of calendar days in such year or month, as the case may be. Notwithstanding the foregoing, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and operating expenses shall not be prorated with respect to any Property as to which the tenant under the Lease(s) with respect to such Property is obligated to pay the same directly to the provider thereof. The provisions of this Section 5.4(g) shall survive the Closing for a period of one (1) year after the Closing Date.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:

(a) Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;

(b) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Seller’s knowledge and without modification (by update or otherwise, as provided in Section 5.1(g) hereof);

(c) Tenant Estoppel Certificates from each of the Major Tenants shall have been delivered to Purchaser, with each such estoppel certificate (i) to be substantially in the form attached hereto as EXHIBIT “L-1” (or if the applicable Lease provides for a particular form of estoppel certificate to be given by the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein); provided, however, that Seller shall make such reasonable revisions to the form with respect to particular tenants as Purchaser shall request in writing to Seller on or before August 20, 2004, (ii) to be dated within forty five (45) days prior to the Closing Date, (iii) to confirm the material terms of the applicable Lease as contained in the copies of the Leases obtained by or delivered to Purchaser, (iv) to confirm the absence of any material defaults under the applicable Lease as of the date thereof, and (v) not disclosing any other material adverse matters. The delivery of said Tenant Estoppel Certificates from the Major Tenants shall be a condition of Closing, and the failure or inability of Seller to obtain and deliver said Tenant Estoppel Certificates, Seller having used its good faith efforts to obtain the same from the tenants under the Leases, shall not constitute a default by Seller under this Agreement. Seller shall use its good faith efforts to obtain from Georgia-Pacific Corporation (with respect to the BlueLinx Corporation Lease) an estoppel letter confirming that Georgia-Pacific Corporation remains liable on such Lease and that to the knowledge of Georgia-Pacific Corporation, Georgia-Pacific Corporation has no defenses to such liability, but the delivery of such estoppel letter shall not be a condition of Closing, and the failure or inability of Seller to obtain and deliver said estoppel letter, Seller having used its good faith efforts to obtain the same from Georgia-Pacific Corporation, shall not constitute a default by Seller under this Agreement. Notwithstanding the foregoing to the contrary, in the event Seller uses its good faith efforts to obtain such estoppel letter from Georgia-Pacific Corporation, but Georgia-Pacific Corporation refuses to provide such estoppel letter, Seller shall notify Purchaser in writing of such refusal, and Purchaser shall have the right to terminate this Agreement by giving written notice to Seller, within three (3) Business Days after Seller’s notice, of such election to terminate. If Purchaser gives such written notice within such three (3) Business Day period terminating this Agreement pursuant to the sentence immediately preceding this sentence, Escrow Agent shall pay the Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails to give such written notice within such three (3) Business Day period terminating this Agreement, Purchaser shall have no further right to terminate this Agreement pursuant to the sentence immediately preceding the sentence immediately preceding this sentence;

(d) a Master Declaration Estoppel Certificate from the Declarant under the Master Declaration shall have been delivered to Purchaser, with such estoppel certificate (i) to be substantially in the form attached hereto as EXHIBIT “M”, (ii) to be dated within forty five (45) days prior to the Closing Date, and (iii) to confirm the absence of any material defaults under the Master Declaration by Seller as “Owner” as defined in the Master Declaration. The delivery of said Master Declaration Estoppel Certificate from such Declaration shall be a condition of Closing, and the failure or inability of Seller to obtain and deliver said Master Declaration Estoppel Certificates, Seller having used its good faith efforts to obtain the same, shall not constitute a default by Seller under this Agreement; and

(e) The Title Company is prepared, upon payment of the policy premium, to issue to Purchaser upon the Closing a fee simple owner’s title insurance policy in the amount of the Purchase Price with respect to the Properties showing Purchaser as the owner of the Properties including only the Permitted Exceptions and matters created by Purchaser as exceptions to title.

In the event any of the conditions in this Section 6.1 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

6.2. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in Seller’s sole discretion by written notice to Purchaser at or prior to the Closing Date:

(a) Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in this Agreement;

(b) Purchaser shall have performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement; and

(c) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Purchaser’s knowledge and without modification (by update or otherwise, as provided in Section 5.2(d) hereof).

ARTICLE 7.

CASUALTY AND CONDEMNATION

7.1. Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any immaterial damage or destruction to the Properties or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. For purposes of this Agreement, the term “immaterial damage or destruction” shall be applied on a Property by Property basis and shall mean such instances of damage or destruction of the subject Property: (i) which can be repaired or restored at a cost of $3,000,000.00 or less; (ii) which can be restored and repaired within one hundred eighty (180) days from the date of such damage or destruction; (iii) which are not so extensive as to allow any Major Tenant of such Property to terminate its Lease with respect to such Property on account of such damage or destruction; and (iv) in which Seller’s rights under its rent loss insurance policies covering such Property are assignable to Purchaser and will continue pending restoration and repair of the damage or destruction.

In the event of any material damage or destruction to one or more of the Properties or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of thirty (30) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date, but in no event less than ten (10) Business Days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10 Business Day period to make such election): (i) terminate this Agreement as to all Properties, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) terminate this Agreement solely as to the damaged or destroyed Property or Properties [with Purchaser having no rights in or to receive any insurance proceeds (including any rent loss insurance) due Seller as a result of such damage or destruction], and Purchaser shall proceed to close under this Agreement with respect to the remaining Properties or Property at a Purchase Price which excludes the portion of the Purchase Price allocated to the particular Property or Properties affected by such material damage or destruction and as to which this Agreement was terminated, or (iii) proceed to close under this Agreement with respect to all Properties, receive (and Seller will assign to Purchaser at the Closing the rights of Seller under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (iii) of the preceding sentence. If Purchaser elects (or is deemed to have elected) clause (iii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from the insurers of Seller. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein.

7.2. Condemnation. If, prior to the Closing, all or any part of the Properties is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Properties is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser immediate written notice of such Taking. In the event of any immaterial Taking with respect to the Properties or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall be applied on a Property by Property basis and shall mean such instances of Taking of the subject Property: (i) which do not result in a taking of any portion of the building structure of the building occupied by tenants on such Property; (ii) which do not result in a decrease in the number of parking spaces at such Property (taking into account the number of additional parking spaces that can be provided within 180 days of such Taking); (iii) which are not so extensive as to allow any Major Tenant of such Property to terminate its Lease with respect to such Property on account of such Taking; and (iv) which does not materially adversely affect access to such Property.

In the event of any material Taking of one or more of the Properties or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after the receipt of such notice from Seller, elect to: (i) terminate this Agreement as to all Properties, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) terminate this Agreement solely as to Property or Properties which are the subject of a material Taking [with Purchaser having no rights in or to receive any awards applicable to such Property or Properties that have been or that may thereafter be made for such Taking(s)], and Purchaser shall proceed to close under this Agreement with respect to the remaining Properties or Property, less any interest therein taken by eminent domain or condemnation, or sale in lieu thereof, with no further adjustment, at a Purchase Price which excludes the portion of the Purchase Price allocated to the particular Property or Properties affected by such material Taking and as to which this Agreement was terminated and without any other reduction of the Purchase Price (and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the remaining Property or Properties being purchased that have been or that may thereafter be made for such Taking), or (iii) proceed to close under this Agreement with respect to all Properties, in which event this Agreement shall remain in full force and effect and the sale of the Properties contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Properties that have been or that may thereafter be made for such Taking. If Purchaser chooses to terminate this Agreement as to all Properties in accordance with clause (i) above, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking “ shall mean all instances of a Taking that are not immaterial, as defined herein. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (iii) above.

If Purchaser has no right to terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Properties contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Properties that have been or that may thereafter be made for such Taking. At such time as all or a part of the Properties is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 7.2, and provided that the Inspection Period has expired, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

ARTICLE 8.

DEFAULT AND REMEDIES

8.1. Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than the default of Seller, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of the probable loss of Seller in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is the sole and exclusive remedy of Seller in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenant that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(b), 3.1(c), 3.7 and 10.1 of this Agreement or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this Section 8.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

8.2. Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money from Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, provided, however, that in the event, and only in the event, such default by Seller was willful or intentional and Purchaser receives the return of the Earnest Money under this Section 8.2(a), then Seller shall pay to Purchaser (and such obligation shall survive the termination of this Agreement) an amount equal to the lesser of (i) Purchaser’s actual out-of-pocket expenditures incurred directly in conducting due diligence activities contemplated hereunder and in negotiating and finalizing this Agreement, or (ii) Two Hundred Thousand and No/100 Dollars ($200,000.00), or (b) to enforce specific performance of the obligation of Seller to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of the default of Seller hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Properties are located, on or before sixty (60) days following the date upon which the Closing was to have occurred (taking into account all applicable extensions of such date pursuant to this Agreement).

ARTICLE 9.

ASSIGNMENT

9.1. Assignment. Subject to the next following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other. Notwithstanding the foregoing to the contrary, (i) this Agreement and all of Purchaser’s rights hereunder may be transferred and assigned to any entity controlled by Purchaser, and (ii) only contemporaneously with the Closing hereunder, Purchaser’s rights under this Agreement with respect to any one or more of the separate Properties may be transferred and assigned to any entity controlled by Purchaser so that the applicable Property or Properties as to which the transfer and assignment relates shall be conveyed to the applicable assignee and such assignee shall become the “Purchaser” under this Agreement as to such Property or Properties. Any assignee or transferee under any such assignment or transfer by Purchaser as to which the written consent of Seller has been given or as to which the consent of Seller is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer, except that any assignee or transferee under a transfer or assignment effectuated contemporaneously with the Closing under clause (ii) of the preceding sentence shall be required to assume only such of Purchaser’s duties, liabilities and obligations under this Agreement that relate to the particular Property or Properties as to which the transfer and assignment relates. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption instrument shall expressly so provide. For purposes of this Section 9.1, the term “control” shall mean the ownership of at least fifty percent (50%) of the applicable entity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

ARTICLE 10.

BROKERAGE COMMISSIONS

10.1. Broker. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to Eastdil Realty Company, LLC (“Broker”), a New York limited liability company, pursuant to a separate agreement between Seller and Broker. Broker is representing Seller in this transaction. Broker has joined in the execution of this Agreement for the purpose of acknowledging and agreeing that no real estate commission shall be earned by it or due it if the transaction contemplated herein does not close for any reason whatsoever. Broker acknowledges and agrees that it shall look solely to Seller, and not to Purchaser, for the payment of such commission, and Broker hereby waives and releases any present or future claims against Purchaser for the payment of such commission. In addition, Broker (upon receipt of its brokerage commission) agrees to execute and deliver to Seller and Purchaser at the Closing a release and waiver of any claim Broker may have against Purchaser or the Properties. Broker shall and does hereby indemnify and hold Purchaser and Seller harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser or Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Properties contemplated hereby, and arising out of any acts or agreements of Broker. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Properties contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Properties contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 10.1 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.

ARTICLE 11.

INDEMNIFICATION

11.1. Indemnification by Seller. Following the Closing and subject to Sections 11.3 and 11.4, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.

11.2. Indemnification by Purchaser. Following the Closing and subject to Sections 11.3 and 11.4, Purchaser shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents; provided, however, that the foregoing indemnity solely as it applies to Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, shall not indemnify Cousins Properties Incorporated, its officers, directors, shareholders, agents, affiliates and employees, from and against any Losses incurred by (i) Cousins Properties Incorporated in its capacity as tenant under its existing Lease of space at 2500 Windy Ridge Parkway, or (ii) the officers, directors, shareholders, agents, affiliates, employees and successors and assigns of Cousins Properties Incorporated in its capacity as tenant under its existing Lease of space at 2500 Windy Ridge Parkway.

11.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser-Related

Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 above exceeds the Basket Limitation, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Purchaser obtains actual knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 11 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 5.3, Section 5.4, Section 10.1, EXHIBIT “P” or “EXHIBIT “R” of this Agreement.

11.4. Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of one (1) year after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement.

11.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under Section 3.1(c), Section 10.1, and this Article 11.

ARTICLE 12.

MISCELLANEOUS

12.1. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Wells Operating Partnership II, L.P.
c/o Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Attention: Thomas Hallowell
Facsimile: (770) 243-8510

with a copy to:	Piper Rudnick LLP
203 North LaSalle Street
Suite 1800
Chicago, IL 60601-1293
Attention: Peter B. Ross
Facsimile: (312) 236-7516

SELLER:		Wildwood Associates and Cousins Properties Incorporated
c/o Cousins Properties Incorporated
2500 Windy Ridge Parkway
Suite 1600
Atlanta, Georgia 30339-5683
Attention: Corporate Secretary
Facsimile: (770) 857-2360

and to:

Wildwood Associates
c/o International Business Machines Corporation
Real Estate Asset Management and Investments
IBM Corporate Headquarters
New Orchard Road, Mail Drop 215
Armonk, New York 10504
Attention: Mr. Charles Blowe
Facsimile: 914-499-7804

with a copy to:		Troutman Sanders LLP
Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attn: John W. Griffin
Facsimile: (404) 962-6577

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission.

12.2 Possession. Full and exclusive possession of the Properties, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.

12.3 Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

12.4 Publicity. Except for disclosures required by law, the parties agree that, prior to Closing, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto. No party shall record this Agreement or any notice hereof.

12.5 Discharge of Obligations. The acceptance by Purchaser of the Limited Warranty Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.

12.6 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

12.7 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.8 Sale Notification Letters. Promptly following the Closing, Purchaser shall deliver the Tenant Notices of Sale to each of the respective tenants under the Leases, the Master Declaration Notice to the Declarant under the Master Declaration, and the Other Notices of Sale to each service provider and leasing agent, the obligations under whose respective Service Contracts and Commission Agreements Purchaser has assumed at Closing.

12.9 Access to Records Following Closing. Purchaser agrees that for a period of one (1) year following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Properties), the books and records of Seller relating to the ownership and operation of the Properties which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of one (1) year following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation by Seller prior to the Closing of the Properties. The provisions of this Section shall survive the Closing for a period of one (1) year after the Closing Date.

12.10 Submission to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the jurisdiction of (a) the Superior Court of Cobb County, Georgia located in Marietta, Georgia, and (b) the United States District Court for the Northern District of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Superior Court of Cobb County, Georgia located in Marietta, Georgia, and (b) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.11 General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by Seller and Purchaser. Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

12.12 Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees actually incurred from the other.

12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

12.14 Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Properties. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.

[Signatures commence on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

WILDWOOD ASSOCIATES,
a Georgia general partnership

By:	COUSINS PROPERTIES INCORPORATED,
a Georgia corporation, General Partner

By:
Name:
Title:

By:	INTERNATIONAL BUSINESS
MACHINES CORPORATION, a New York corporation, General Partner

By:
Name:
Title:

[Signatures continued on following page]

[Signatures continued from previous page]

PURCHASER:

WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership

By:	WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, general partner

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned Broker has joined in the execution and delivery hereof solely for the purpose of evidencing its rights and obligations under the provisions of Section 10.1 hereof.

BROKER:

EASTDIL REALTY COMPANY, LLC, a New
York limited liability company,
Date of Execution:
By:
Name:
, 2004	Title: